April/May __, 2021

SUMMARY PROSPECTUS FOR NEW INVESTORS

IN

GROUP VARIABLE UNIVERSAL LIFE INSURANCE

POLICIES AND CERTIFICATES

(METFLEX GVUL C)

Issued By

PARAGON SEPARATE ACCOUNT B

METROPOLITAN LIFE INSURANCE COMPANY

Direct All Correspondence And Inquiries To The Administrative Office:

METLIFE GVUL

Administrative Office:

Suite 101

11330 Olive Boulevard

St. Louis, Mo 63141

Phone number: (800) 756-0124

This Summary Prospectus summarizes key features of the Group Policies and the Certificates issued under the Group Policies (“Certificates”) of Metropolitan Life Insurance Company (“Metropolitan Life”, “MetLife”, “we”, “our”, “us” or “the Company”).

Before you invest, you should also review the prospectus for the Group Policies and the Certificates which contains more information about the Group Policies’ and the Certificates’ features, benefits, and risks. You can find this document and other information about the Group Policies’ and the Certificates online at https://mybenefits.metlife.com. You can also obtain this information at no cost by calling 1-800-756-0124 or by sending an email request to GVUL-eservice@metlifecommercial.com.

If you are a new investor in the Certificate, you may cancel your Certificate generally within 20 days (or such longer period as state law requires) of your receipt of the Certificate or, if later, 45 days after you sign the application for coverage. You may return the Certificate during this period for a refund. We will refund an amount equal to all premiums paid under the Certificate. A free look period also applies if you request an increase in Face Amount for that increase. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Please note that the Certificates and the Funds:

•	are not guaranteed to achieve their goals;

•	are not federally insured;

•	are not endorsed by any bank or government agency; and

•	are subject to risks, including loss of the amount invested.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Certificate or determined that this Prospectus is adequate or complete. Any representation to the contrary is a criminal offense.

Important Information

Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of a Portfolio’s shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the shareholder reports will be made available on www.metlife.com, and you will be notified by mail each time a shareholder report is posted and provided with a website link to access the shareholder report.

If you already elected to receive your shareholder report electronically, you will not be affected by this change, and you need not take any action. You may elect to receive shareholder reports and other communications, including Portfolio prospectuses and other information we send you by calling us at (800) 756-0124.

If you wish to continue to receive shareholder reports in paper on and after January 1, 2021, we will continue to send you all future reports in paper, free of charge. Please call (800) 756-0124 if you wish to continue receiving paper copies of the Portfolios’ shareholder reports. Your election to receive shareholder reports in paper will apply to all Portfolios available under your Policy.

KEY INFORMATION

Important Information You Should Consider About the Certificate

	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawals	None
Transaction Charges	We assess a partial withdrawal transaction charge equal to the lesser of $25 or 2% of the amount withdrawn. In addition to transaction charge that may apply if you surrender your Certificate or make a partial withdrawal, you also may be charged for other transactions (such as when you make a premium payment (for Groups A and B) or transfer cash value between investment options or request an increase in your specified face amount).			“Charges and Deductions —Transaction Charges”
Ongoing Fees and Expenses	In addition to charges described above, an investment in the Certificate is subject to certain ongoing fees and expenses, including a monthly deduction covering the cost of insurance under the Certificate, monthly administrative charge and optional benefits added by rider, and such fees and expenses are set based on characteristics of the insured (e.g., the age and rate class of the covered person) as well as the Group mortality characteristics. Please refer to the specifications page of your Certificate for applicable rates. There is also a Separate Account charge equal to an effective annual rate of .90% of the average daily value of the assets in the Separate Account attributable to the Certificates.			“Charges and Deductions– Monthly Deduction” “Charges and Deductions – Mortality and Expense Risk Charge”
	You will also bear expenses associated with the Portfolios available under your Certificate, as shown in the following table:			“Charges and Deductions – Fund Charges and Expenses”
	ANNUAL FEE	MIN.	MAX.
	Investment options (Portfolio fees and charges)	_____%	____%

	RISKS	LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in this Certificate.	“Principal Certificate Risks - Investment Risk”
Not a Short-Term Investment	The Certificates are designed to provide lifetime insurance protection. They should not be used as a short-term investment or if you need ready access to cash, because you will be charged when you make premium payments and you will also pay a transaction fee on partial withdrawals.	“Principal Certificate Risks – Surrender and Partial Withdrawals” and Short-Term Investment Risk

	RISKS	LOCATION IN PROSPECTUS
Risks Associated with Investment Options	An investment in this Certificate is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the Certificate. Each investment option (including any fixed account investment option) has its own unique risks. You should review the investment options before making an investment decision.	“Principal Certificate Risks – Fund Risks “ “
Insurance Company Risks	Policies are subject to the risks related to Metropolitan Life, including any obligations (including under any fixed account investment options), guarantees, and benefits of the Certificate are subject to the claims paying ability of Metropolitan Life. If Metropolitan Life experiences financial distress, it may not be able to meet its obligations to you. More information about Metropolitan Life, including its financial strength ratings, is available upon request by calling 1-800-756-0124.	“The Company and the Fixed Account”
Contract Lapse	Your Certificate may lapse if you have paid an insufficient amount of premiums or if the investment experience of the Portfolios is poor and the cash surrender value under your Certificate is insufficient to cover the monthly deduction. Lapse of a Certificate on which there is an outstanding loan may have adverse tax consequences. If the Certificate lapses, no death benefit will be paid.	“Principal Certificate Risks - Certificate Lapse”

	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments

At the present time, no charge is assessed against the cash value of a Certificate when amounts are transferred among the investment divisions of the Separate Account and between the investment divisions and the Fixed Account, but we reserve the right to impose a charge of $25 to cover administrative costs incurred in processing any transfer in excess of 12 in a Certificate year. Certificate owners may transfer cash value between and among the investment divisions and the Fixed Account. Metropolitan Life also has policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading, and in those instances, there are additional limits that apply to transfers.

Metropolitan Life reserves the right to remove or substitute portfolio companies as investment options that are available under the Certificate.

“Certificate Benefits- Transfers”
Optional Benefits	Rider availability is subject to your employer making the rider available. Depending upon your Employer’s requirements, certain Policy riders may only be able to be added to in force Policies during the Employer’s annual enrollment. With respect to the dependent life benefit riders (spouse coverage or child coverage), the Policy owner must be in active status as an employee of the Employer in order to add these riders.	“Certificate Benefits -Additional Benefits and Riders”

	TAXES	LOCATION IN PROSPECTUS
Tax Implications

Consult with a tax professional to determine the tax implications of an investment in and payments received under this Certificate.

Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

Lapse of a Certificate on which there is an outstanding loan may have adverse tax consequences

“Federal Tax Matters”

	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation relating to your ownership of a Certificate, both in the form of commissions and continuing payments. This conflict of interest may influence your investment professional when advising you on your Certificate.	“Distribution of the Group Policy and the Certificates”
Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of your current Certificate. You should only exchange your Certificate if you determine, after comparing the features, fees, and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing Certificate.	“Distribution of the Group Policy and the Certificates”

OVERVIEW OF THE CERTIFICATE

Purpose of the Certificate

The Certificate is designed to provide insurance coverage on the insured(s) named in the Certificate, as well as maximum flexibility in connection with premium payments and death benefits. This flexibility allows you to provide for changing insurance needs within the confines of a single insurance policy. The Certificate also provides tax preferred accumulation of assets as well as favorable tax treatment of insurance proceeds.

Premium Payments

Where provided by an Employer, the minimum initial premium and the planned premium will be remitted to us by the Employer on your behalf pursuant to a premium payment schedule (the “Payroll Deduction Plan”). You must authorize the amount of the premiums remitted by the Employer. If the Employer does not provide a Payroll Deduction Plan, you must pay the minimum premium and the planned premium directly to us. In addition to planned premiums, you may send unscheduled premium payments directly to us at any time and in any amount, subject to the minimum and maximum premium limitations. No insurance will take effect until the minimum initial premium set forth in the specifications pages of the Certificate is paid, and the health and other conditions, including eligibility of the insured described in the application for insurance, must not have changed. Every premium payment (other than a planned premium) paid must be at least $20. We reserve the right not to accept a premium payment other than a planned premium for up to six months from the date a partial withdrawal is paid to you, unless the premium payment is required to keep the Certificate in force. We will not accept any premium payment that would cause your total premiums to exceed current maximum premium limitations that qualify the Certificate as life insurance according to federal tax laws. The planned premium is an amount that you arrange to pay for the Certificate that is based on the requested initial Face Amount, the Issue Age of the Insured and the charges under the Certificate. You are not required to pay premiums equal to the planned premium. Premium payments made directly to us should be sent to our Administrative Office. The payment of a given premium will not necessarily guarantee that your Certificate will remain in force. Rather, this depends on the Certificate’s cash surrender value. Insufficient premiums may result in lapse of the Certificate. Premiums may be allocated among the investment options including the Fixed Account. Additional information about each Portfolio including its investment objective, advisers and any sub-advisers as well as current expenses and certain performance information is included in Appendix A at the end of the Prospectus (see “Appendix A: Funds Available under the Certificate”).

Features of the Certificate

The Certificate has a number of features designed to provide lifetime insurance coverage as well as maximum flexibility is connection with premium payments and death benefits, including flexibility to change the type and amount of the death benefit; flexibility in paying premiums; loan privileges; surrender privileges; and optional insurance benefits.

This Certificate is a variable universal life insurance Certificate. The Certificate is “variable” because, unlike the fixed benefits under other types of life insurance products, the Cash Value and, under certain circumstances, the death benefit under the Certificate, may increase or decrease depending upon the investment experience of the Divisions of the Separate Account, the amount of interest we credit to the Fixed Account, the premiums you pay, the Certificate fees and charges we deduct, and the effect of any Certificate transactions (such as transfers, partial withdrawals, and loans). We do not guarantee any minimum cash value. You could lose some or all of your money.

The Certificate is designed to afford the tax treatment normally accorded life insurance contracts under federal tax law. Generally, under federal tax law, the death benefit under a qualifying life insurance Certificate is excludible from the gross income of the beneficiary under that Certificate, and the Certificate Owner is not deemed to be in constructive receipt of the cash value of the Certificate until there is a distribution. However, other taxes, such as estate taxes may apply to any death benefit proceeds that are paid.

Flexibility of Premiums. The Employer may elect to remit planned premiums on your behalf equal to an amount you authorize to be deducted from your wages or otherwise make available to the Employer. You may skip planned premium payments and may make unscheduled premium payments at any time and in any amount, subject to certain limitations.

Cancellation Privilege. The free look period begins when you receive your Certificate. The free look period generally ends within 20 days (or such longer period as state law requires) of your receipt of the Certificate or, if later, 45 days after you sign the application for coverage. During the free look period, any premiums that we have received will be allocated to the Divisions of the Separate Account and/or the Fixed Account, in accordance with your instructions. You may return the Certificate during this period for a refund.

We will refund an amount equal to all premiums paid under the Certificate. A free look period also applies if you request an increase in Face Amount for that increase.

Standard Death Benefit

We pay death benefit proceeds to the Beneficiary once we have received satisfactory proof of the Insured’s death, or to you, before the Insured’s death and under circumstances described in available riders. The death benefit proceeds equal the death benefit PLUS any additional benefit provided by rider and MINUS any outstanding Indebtedness and any unpaid monthly deductions and any benefits paid under the Accelerated Benefits Rider as of the end of the Valuation Period that includes the date of the Insured’s death.

You may choose between two death benefit options available under the Certificate. After the first Certificate Anniversary, you may change the death benefit option while the Certificate is in force. Changing the death benefit option may have tax consequences. We calculate the amount payable under each death benefit option as of the Insured’s date of death.

•	Death Benefit Option A is a “Level Type” death benefit equal to the Face Amount of the Certificate or, if greater, a percentage of Cash Value based on federal tax law requirements.

•

Death Benefit Option B is an “Increasing Type” death benefit equal to the Face Amount of the Certificate plus the Cash Value or, if greater, a percentage of Cash Value based on federal tax law requirements. This option is the only option presented for purchase for certain Group Policies and Employer-sponsored programs.

So long as a Certificate remains in force, the death benefit under either option will be at least equal to the current Face Amount. The death benefit will never be less than the minimum amount required for the Certificate to be treated as life insurance under U.S. Federal income tax rules, as in effect on the date the Certificate was issued.

Surrenders, Partial Withdrawals, Transfers and Loans

Surrenders. At any time that a Certificate is in effect, you may elect to surrender the Certificate and receive its Cash Surrender Value. A surrender may have tax consequences.

Partial Withdrawals. You may request to withdraw part of the Cash Surrender Value once each Certificate Month. Partial withdrawals may have federal income tax consequences and may increase the risk that your Certificate will lapse (terminate without value).

Transfers. Subject to certain restrictions, you may transfer Cash Value among the Divisions of the Separate Account or Fixed Account. There are restrictions on transfers involving the Fixed Account. We may restrict transfers in the future or even revoke the transfer privilege for certain Owners. For additional information on the restrictions we may impose on transfers and the costs and risks to you that can result from disruptive trading activities, see “Transfers.”

Loans. You may borrow against the Cash Value of a Certificate. We transfer a portion of the Cash Value equal to the amount of the loan, and an amount equal to the present value of the loan interest due, from each Division of the Separate Account and the Fixed Account to the Loan Account as collateral for the loan. The maximum amount you may borrow is an amount equal to 85% of the Cash Value on the date the loan is requested to our guaranteed issue procedure. Under this procedure, the Employee purchasing a Certificate for the first time must answer qualifying questions in the application for Insurance, but is not required to submit to a medical or paramedical examination. (Under each of the underwriting methods used for the Certificates guaranteed issue and simplified issue healthy individuals will pay higher cost of insurance rates than they would under substantially similar certificates using different underwriting methods.) The Face Amount for which an Employee may apply under the guaranteed issue procedure is subject to certain maximums.

Fixed Account. You may place money in the Fixed Account where it earns annual interest at a rate that will not be lower than the guaranteed minimum rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%. We may credit higher rates of interest, but are not obligated to do so.

Separate Account. You may direct the money in your Certificate to any of the Divisions of the Separate Account. Each Division invests exclusively in one of the Funds listed in Appendix A, below.

Cash Value. Cash Value is the sum of your amounts in the Fixed Account, the Loan Account, and the Divisions of the Separate Account. Cash Value varies from day to day, depending on the investment performance of the Divisions you choose, interest we credit to the Fixed Account, charges we deduct, and other transactions (e.g., transfers, partial withdrawals, and loans). We do not guarantee a minimum Cash Value.

Additional Benefits and Riders. We offer several optional insurance benefits and riders that provide supplemental benefits under the Certificate. We generally deduct any monthly charges for these options and riders from the Cash Value as part of the monthly deduction. These riders may not be available in all states and some Plans may not offer certain riders. Please contact us at our Administrative Office for further details.

Paid-Up Certificate Benefit. You can choose to terminate the death benefit (and any riders in effect) and use all or part of the Cash Surrender Value as a single premium for a “paid-up” benefit. (“Paid-up” means no further premiums are required.)

STANDARD DEATH BENEFITS

Standard Death Benefit

As long as the Certificate remains in force, we will pay the death benefit proceeds to the Beneficiary once we receive at our Administrative Office (i) satisfactory proof of the Insured’s death, (i) instructions on how to pay the proceeds , and (iii) any other documents, forms and information we need. We may require you to return the Certificate.

Death benefit proceeds equal:

•	the death benefit (described below); plus

•	any additional insurance provided by rider; minus

•	any unpaid monthly deductions; minus

•	any outstanding Indebtedness.

An increase in Face Amount will increase the death benefit, and a decrease in Face Amount will decrease the death benefit. We may further adjust the amount of the death proceeds under certain circumstances.

If you have a rider permitting the accelerated payment of death benefit proceeds, the death benefit may be paid in a single sum before the death of the Insured, and would be less than otherwise would be paid upon the death of the Insured.

Payment of the Death Benefit

Death benefit proceeds under the Certificate ordinarily will be paid within 7 days after we receive proof of the Insured’s death and all other documentation required at our Administrative Office. Payment may, however, be postponed in certain circumstances. See “General Matters Relating to the Certificate—Postponement of Payments.” The death benefit will be reduced by any outstanding Indebtedness and any due and unpaid Monthly Deduction accruing during a grace period.

We will pay the proceeds in one sum, including either by check, by placing the amount in an account that earns interest, or by any other method of payment that provides the Beneficiary with immediate and full access to the proceeds. We will pay interest on the proceeds as required by the applicable state law.

Unless otherwise requested and subject to state law, the Certificate’s death proceeds will generally be paid to the Beneficiary through a settlement option called the Total Control Account. The Total Control Account is an interest-bearing account through which the Beneficiary has immediate and full access to the proceeds, with unlimited draft writing privileges. We credit interest to the account at a rate that will not be less than a guaranteed minimum annual effective rate. You may also elect to have any Certificate surrender proceeds paid into a Total Control Account established for you.

Assets backing the Total Control Accounts are maintained in our general account and are subject to the claims of our creditors. We will bear the investment experience of such assets; however, regardless of the investment experience of such assets, the interest credited to the Total Control Account will never fall below the applicable guaranteed minimum annual effective rate. Because we bear the investment experience of the assets backing the Total Control Accounts, we may receive a profit from these assets. The Total Control Account is not insured by the FDIC or any other governmental agency.

Every state has unclaimed property laws which generally declare life insurance policies to be abandoned after a period of inactivity of three to five years from the date any death benefit is due and payable. For example, if the payment of a death benefit has been triggered, and after a thorough search, we are still unable to locate the beneficiary of the death benefit, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or the Policy Owner last resided, as shown on our books and records. (“Escheatment” is the formal, legal name for this process.) However, the state is obligated to pay the death benefit (without interest) if your beneficiary steps forward to claim it with the proper documentation and within certain mandated time periods. To prevent your Certificate’s death benefit from being paid to the state’s abandoned or unclaimed property office, it is important that you update your beneficiary designation including complete names and complete address if and as they change. You should contact our Administrative Office in order to make a change to your beneficiary designation.

Death Benefit Options

The Certificate provides two death benefit options: a “Level Type” death benefit (“Option A”) and an “Increasing Type” death benefit (“Option B”). Under certain Plans, however, Option B may be the only death benefit option presented. We calculate the amount available under each death benefit option as of the date of the Insured’s death.

Under Option A, the death benefit is:

•	the current Face Amount of the Certificate or, if greater,

•	the applicable percentage of Cash Value on the date of death.

The applicable percentage is 250% for an Insured Attained Age 40 or below on the Certificate Anniversary before the date of the Insured’s death. For Insureds with an Attained Age over 40 on that Certificate Anniversary, the percentage is lower and gradually declines with age until it reaches 100% at age 95.

Under Option B, the death benefit is:

•	the current Face Amount plus the Cash Value of the Certificate or, if greater,

•	the applicable percentage of the Cash Value on the date of death. The applicable percentage is the same as under Option A.

Which Death Benefit Option to Choose. Owners who prefer to have favorable investment performance reflected in higher death benefits for the same Face Amount generally should select Option B. Owners who prefer to have premium payments and favorable investment performance reflected to the maximum extent in Cash Value should select Option A.

The amount of the death benefit may vary with the amount of the Cash Value. Under Option A, the death benefit will vary as the Cash Value varies whenever the Cash Value multiplied by the applicable percentage exceeds the Face Amount. Under Option B, the amount of the death benefit will always vary as the Cash Value varies (but will never be less than the Face Amount).

Changing Death Benefit Options

After the first Certificate Anniversary, you may change the death benefit option. A request for a change must be made directly to us in writing. The effective date of such a change will be the Monthly Anniversary on or following the date we receive the change request.

Changing the death benefit option may result in a change in Face Amount. Changing the death benefit option also may have tax consequences and may affect the net amount at risk over time (which would affect the monthly cost of insurance charge). However, we will not permit any change that would result in your Certificate being disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code. You should consult a tax adviser before changing death benefit options.

Changing Face Amount

You select the Face Amount when applying for the Certificate. Subject to certain limitations set forth below, you may increase or decrease the Face Amount of a Certificate (without changing the death benefit option) after the first Certificate Anniversary. A change in Face Amount may affect the cost of insurance rate and the net amount at risk, both of which affect your cost of insurance charge. Changing the Face Amount also may have federal income tax consequences and you should consult a tax adviser before doing so.

You may increase the Face Amount by submitting a written request and providing satisfactory evidence of insurability. If approved, the increase will become effective on the Monthly Anniversary on or following receipt at our Administrative Office of the satisfactory evidence of insurability. The amount of the increase may not be less than $5,000, and the Face Amount may not be increased to more than the maximum Face Amount for that Certificate. Although an increase need not necessarily be accompanied by additional premium, the Cash Surrender Value in effect immediately after the increase must be sufficient to cover the next monthly deduction.

Face Amount Increases. If you are paying premiums under a Payroll Deduction Plan, you may increase the Face Amount and under certain conditions may do so without providing evidence of insurability. These conditions vary from Plan to Plan and may include a change in family status due to marriage, divorce or the addition of a child (subject to maximum increase amounts) or an increase in your salary provided you have not previously declined any such increase in your Face Amount. The conditions and requirements that apply to your Plan are set forth in the Certificate. If evidence of insurability is not required, the increase will generally become effective on the Monthly Anniversary on or following the date of the request.

Face Amount Decreases. You may decrease the Face Amount by written request to us. Any decrease in the Face Amount will become effective on the Monthly Anniversary on or following our receipt of the written request. The amount of the requested decrease must be at least $5,000 and the Face Amount remaining in force after any requested decrease may not be less than the minimum Face Amount, $10,000. If, following a decrease in Face Amount, the Certificate would not comply with the maximum premium limitations required by federal tax law, we will (at your election) either limit the decrease or return Cash Value to you to the extent necessary to meet those requirements. A decrease in the Face Amount generally will reduce the net amount at risk, which will reduce the cost of insurance charges. (See “Charges and Deductions—Cost of Insurance Charge.”)

Mandatory Face Amount Decreases Provision. Your Certificate may contain a provision that would reduce the Face Amount as the Insured attains various ages. The ages at which a reduction will be triggered and the amount of the reduction may vary from Plan to Plan but will apply consistently to all Certificates issued under the Plan. Please refer to your Certificate to determine if it contains this provision and if so, what ages and percentages apply.

An example of how the provision will work is as follows: a Certificate may provide that on or after age 65, the Face Amount will be reduced to 65% of the Face Amount in effect on the day before the Insured’s 65th birthday (the “pre-65 Face Amount”). At age 70, the Face Amount will be 45% of the pre-65 Face Amount, at age 75, the Face Amount will be 30% of the pre-65 Face Amount and at age 80 or older, the Face Amount will be 20% of the pre-65 Face Amount.

A decrease in the Face Amount will result in a decrease in Death Benefit. If, following a decrease in Face Amount, the Certificate would not comply with the maximum premium limitations required by federal law, we will (at your election) either limit the decrease or return Cash Value to the Owner to the extent necessary to meet those requirements.

OTHER BENEFITS AVAILABLE UNDER THE GROUP POLICIES AND CERTIFICATES

ADDITIONAL BENEFITS AND RIDERS

In addition to the standard death benefit associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.

We currently offer the following riders under the Certificate, subject to state availability:

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Waiver of Monthly Deductions During Total Disability Rider	This rider provides for the waiver of monthly deductions while the insured is totally disabled, including cost of insurance and monthly certificate expense charges, upon proof of disability.	If selected by the Employer, all Certificates will include this rider.	Benefit is provided to you only if elected by your employer and may not be terminated. The Insured must have become disabled before age 60.
Dependent Life Benefit—Children’s Term Insurance Benefit.	This rider provides term insurance in an amount selected at issue upon proof of death for any insured child.	Optional	Provided only if elected by your employer. If coverage is applied for after certificate issue, may be subject to underwriting.
Dependent Life Benefit— Spouse Term Insurance Benefit.	This rider provides term insurance in an amount selected at issue upon proof of death of the insured’s spouse.	Optional	Provided only if elected by your employer If coverage is applied for after certificate issue, may be subject to underwriting.
Accelerated Benefits Rider	Under this rider, you may receive an accelerated payment of a portion of your death benefit if the Insured is terminally ill and expected to die within less than 12 months (subject to state variations). In general, rider benefits may be received tax free subject to certain limitations and conditions. You should consult a qualified tax adviser about the consequences of adding this rider to a Certificate or requesting an accelerated death benefit payment under this rider.	Standard

Benefit is provided to you only if elected by your employer.

This benefit permits accelerated payment of up to 80% of the specified face amount, not to exceed $500,000 reduced by any loan and loan interest outstanding.

Payment under this rider may affect eligibility for benefits under state or federal law

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Accidental Death and Dismemberment Benefit	This rider provides for the payment of an insurance benefit if the Insured sustains an accidental injury that is the direct and sole cause of the Insured’s death or the Insured’s loss of a body part or bodily function. The benefit amount is based on a percentage of the Certificate’s face amount and varies with the type of loss, as specified in the rider. The percentage is 100% for loss of life and generally ranges from 25% to 100% for loss of a body part or bodily function. Additional benefits identified in the rider may be payable if the specified conditions are met.	If selected by the Employer, all Certificates will include this rider.	Benefit is provided to you only if elected by your employer.
Annual Automatic Portfolio Rebalancing	Allows you to automatically reallocate your Cash Value among the elected Divisions to return the allocation to the percentages you specify.	Optional	This rebalancing occurs annually after the close of business on your Certificate anniversary or after the close of business on the next business day following your Certificate anniversary should your Certificate anniversary fall on a non-business day (holiday or weekend).
Dollar Cost Averaging Automatic Investment Strategy	Allows you to automatically transfer a predetermined amount of money from the Division that invests in the money market fund or an ultra short-term fund to a number of available Divisions.	Optional	Dollar Cost Averaging occurs after the close of business on each Monthly Anniversary or after close of business on the next business day following each Monthly Anniversary should your Monthly Anniversary fall on a non-business day (weekend or holiday).

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Waiver of Monthly Deductions During Total Disability Rider. This Rider provides for the waiver of monthly deductions while the Insured is totally disabled, subject to certain limitations. The Insured must have become disabled before age 60. The charge under this rider is assessed by increasing the applicable cost of insurance rates by 12%. This waiver applies to both the GVUL insurance coverage and any associated rider coverages but does not include any optional investment premium or separate Spouse GVUL certificate.

For example, if you become totally disabled as defined in the rider, your life insurance coverage remains in force, without premiums being paid.

•	Dependent’s Life Benefits Rider (for both children and spouse or for children coverage only or spouse coverage only). This rider provides for term insurance on the Insured’s children and/or spouse, as defined in the rider. The death benefit will be payable to the named Beneficiary upon the death of the spouse or upon the death of any insured child. Under certain conditions, the rider may be exchanged for an individual life insurance policy. The charge for this rider is assessed per $1,000 of insurance coverage provided.

For example, if your Dependent dies while Dependent Life Benefits are in effect for that Dependent, We will pay the amount of Dependent Life Benefits that are in effect for that Dependent on the date of that Dependent’s death.

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Accidental Death and Dismemberment Insurance Rider. This rider provides for the payment of an insurance benefit if the Insured sustains an accidental injury that is the direct and sole cause of the Insured’s death or the Insured’s loss of a body part or bodily function. The benefit amount is based on a percentage of the Certificate’s face amount and varies with the type of loss, as specified in the rider. The percentage is 100% for loss of life and generally ranges from 25% to 100% for loss of a body part or bodily function. Additional benefits identified in the rider may be payable if the specified conditions are met.

For example, if your employer has included Accidental Death and Dismemberment Insurance in your Group Insurance Plan, additional benefits as described above will be paid to you for accidental loss of life, limbs, speech, hearing, sight, paralysis and more.

•

Accelerated Benefits Rider. This rider provides for the accelerated payment of a portion of death benefit proceeds in a single sum to you if the Insured is terminally ill. We do not currently impose a charge for this rider. However, we reserve the right to deduct an administrative charge of $150 from the accelerated death benefit at the time it is paid.

For example, if your Plan includes the Accelerated Benefits Rider and you are diagnosed with a terminal illness, you may elect to receive a portion of the death benefit proceeds (less any loans and loan interest) prior to the insured’s death. At the Insured’s death, payment of the remaining life insurance proceeds will be made to the Beneficiary(ies).

If we determine that the tax status of a Certificate as life insurance is adversely affected by the addition of any of these riders, we will cease offering such riders. We deduct any charges associated with these riders as part of the monthly deduction. Please contact us for further details about these riders.

BUYING THE GROUP POLICIES AND CERTIFICATES

ISSUING THE GROUP POLICY AND THE CERTIFICATES

General Information

An Employer will participate in the Group Policy issued to the MetLife Group Insurance Trust, a multi- employer/ organization trust, or to a similar trust, (the “Trust”) established for use in group insurance programs. In some states, we may issue a Group Policy directly to the Employer. The Group Variable Universal Life Insurance Plan provided through a Group Policy issued directly to the Employer or provided through the Employer’s participation in the Group Policy issued to the Trust is referred to as the “Plan.” Employees may own Certificates issued under the Group Policy that covers the Employer’s Plan. Whether the Plan is provided through a Group Policy issued directly to the Employer or through the Employer’s participation in the Group Policy issued to the Trust will not result in any differences in the rights and benefits of the Employers or Owners of Certificates under the Plan.

The Employer or the Trust owns the Group Policy, but does not have any ownership interest in the Certificates issued under the Group Policy. Rights and benefits under the Certificates inure to the benefit of the Owners (generally, Employees), Insureds and Beneficiaries as set forth herein.

Generally, a Certificate is available for Insureds between Issue Ages 17-70 who supply satisfactory evidence of insurability. We may issue Certificates to individuals falling outside that range of Issue Ages, or decline to issue Certificates to individuals within that range of Issue Ages. The Insured under a Certificate is usually an employee of the Employer.

Currently, the minimum initial Face Amount is $10,000. The maximum Face Amount varies by Plan. We reserve the right to modify at any time our minimum Face Amount on new contracts. The Owner may change the Face Amount (subject to the minimum and maximum amounts applicable to his or her Certificate) and the death benefit option, but in certain cases evidence of insurability may be required. (See “Certificate Benefits—Death Benefit.”)

On behalf of Owners, the Employer may elect to make planned premium payments under the Plan equal to an amount authorized by Employees to be deducted from their wages or otherwise made available to the Employer. If the Employer does not so elect, we will bill Owners directly for the planned premium payments. In addition, Owners may pay additional premiums.

Selection of Charge Structure (Group A, Group B and Group C)

Three different charge structures are available for the administrative convenience of the Employer, who chooses which charge structure will apply to the Certificates issued to the Employer’s Employees. Group B and Group C may not be available to employer-sponsored programs that qualify as plans under ERISA. Please refer to the specifications page of your Certificate to see which charge structure applies to your Certificate.

The difference among the three groups is whether we will assess a premium tax charge, a premium expense charge or an administrative charge as an explicit charge or increase our insurance rates to include it in the cost of insurance charge. For Certificates in Group A, we assess both of these charges as explicit charges. For Certificates in Group B, we do not assess an explicit administrative charge; instead, we include the administrative charge in our insurance rates resulting in a higher cost of insurance charge for these Certificates than for the Certificates in Group A. For Certificates in Group C, we do not assess an explicit administrative charge, an explicit premium tax charge nor an explicit premium expense charge. We include these charges in our insurance rates resulting in a higher cost of insurance charge for these Certificates than for the Certificates in Group A or Group B.

It is our intention that the total amount of the charges under either the Group A, Group B or Group C charge structure be the same for Employees in the aggregate under a Plan. However, in order to include a premium tax charge, premium expense charge and an administrative charge in our insurance rates, we must make certain assumptions to calculate the amount by which the insurance rates must increase to cover these expenses. In order to convert a charge based on premiums into an increase in our insurance rates, we must assume the aggregate amount of premium that we expect to receive. To convert a per Certificate administrative charge into an increase in our insurance rates, we must assume an average Certificate Face Amount. If the actual aggregate premiums paid or the actual average Certificate Face Amount differs from our assumptions, then the total charges under Group B or Group C will differ from the total charges under Group A. Since our assumptions are conservative, the total charges under Group B and Group C are likely to be higher than in Group A.

The total amount of charges may also be higher or lower for any particular Employee depending on which charge structure the Employer chooses. When we increase our insurance rates to cover a premium tax charge, a premium expense charge and an administrative charge, the increase is based on an assumed aggregate amount of premiums paid (for premium expenses and taxes) and on an assumed average Certificate Face Amount (for administrative expenses) and the increase is spread across all Employees. Therefore, for Employees who do not make additional premium payments, total charges will be higher than they would have been had a premium tax charge and premium expense charge been assessed as an explicit charge. Similarly, for Employees whose Face Amount is larger than the assumed Face Amount, total charges will be higher than they would have been had an administrative charge been assessed as an explicit charge.

Procedural Information

We generally will provide a Plan to Employers whose Employees meet the eligibility requirements for Owners (and/or Insureds) under the Plan. The class(es) of Employees covered by a particular Plan is/ are set forth in the Group Policy’s specifications pages for that Employer.

Employees wishing to purchase a Certificate under a Plan must complete the appropriate application for insurance and submit it to our authorized representative or us at our Administrative Office. We will issue a Certificate for the Employer to give to each Owner.

Acceptance of an application is always subject to our underwriting rules, and we reserve the right to reject an application for any reason permitted by law.

Employee Eligibility. To be eligible to purchase a Certificate, an Employee must be actively at work at the time he or she submits the application for Insurance and on the Effective Date of the Certificate. In addition, the Employer may determine specific classes to which the Employee must belong to be eligible to purchase a Certificate. “Actively at work” means that the Employee must work for the Employer at the Employee’s usual place of work (or such other places as required by the Employer) for the full number of hours and the full rate of pay set by the employment practices of the Employer. Ordinarily the time worked per week must be at least 30 hours. We reserve the right to waive or modify the “actively at work” requirement.

The Employer also may require that an individual be its Employee as of a certain date or for a certain period of time. We will set forth this date or time period in the Group Policy specifications pages for that Employer. Employees of any Associated Companies of the Employer will be considered Employees of the Employer. If the Employer is a partnership, a partner may be an Employee.

Guaranteed Issue. We generally will issue the Certificate and any Dependent’s Life Benefits Rider applied for by the Employee pursuant to our guaranteed issue underwriting procedure. We offer the guaranteed issue procedure only when an Employee is first given the opportunity to purchase a Certificate. Under this procedure, the Employee is only required to answer qualifying questions in the application for Insurance; the Employee is not required to submit to a medical or paramedical examination. The maximum Face Amount that an Employee can generally apply for under the guaranteed issue procedure (“Guaranteed Issue Amount”) varies by Plan.

Simplified Underwriting. We will follow simplified underwriting procedures rather than guaranteed issue procedures if:

•	the Face Amount exceeds the Guaranteed Issue Amount described above;

•	the Certificate has previously been offered to the Employee;

•	the requirements for guaranteed issue set forth in the application for Insurance are not met; or

•	the Certificate is offered through programs for which guaranteed issue underwriting is not available.

In addition, we will follow simplified underwriting procedures in connection with the issuance of a Dependent’s Life Benefits rider, if the Employee is not eligible for guaranteed issue underwriting, or (even if the Employee is eligible for guaranteed issue underwriting) if the spouse or child does not satisfy the guaranteed issue underwriting requirements set forth in the application for Insurance.

Under simplified underwriting procedures, the Employee must respond satisfactorily to certain health questions in the application. A paramedical exam may be required. We will then determine whether a Certificate can be issued. (The underwriting method followed will affect cost of insurance rates. See “Charges and Deductions—Cost of Insurance Rates.”)

Employee’s Spouse. We generally offer coverage for an Employee’s spouse through the Dependent’s Life Benefits Rider. In certain Plans, we may issue a Certificate to the Employee covering his or her spouse. Before issuing such a Certificate, we must receive an appropriate application for Insurance. We will subject the spouse to the simplified underwriting procedure described above; guaranteed issue underwriting is available in certain instances. The cost of insurance charge will be based on the age of the Employee or the age of the spouse, depending on the Plan. The Dependent’s Life Benefits Rider for a spouse provides only term insurance on the life of the spouse and does not provide for the accumulation of cash value that the Certificate provides.

Effective Date of the Certificate. The Effective Date of the Certificate is the date on which insurance coverage shall take effect and is set forth in the specifications pages of the Certificate. Before the Effective Date of the Certificate can be determined, all of the following conditions must be met:

•	the appropriate application for Insurance is signed;

•	the minimum initial premium has been paid prior to the Insured’s death;

•	the Insured is eligible for the Certificate; and

•	the information in the application is determined to be acceptable to the Company.

Once all of these conditions are met, the Effective Date of the Certificate will be the same day of the month as the Plan Anniversary Date. Therefore, the Effective Date of the Certificate will be the same day of the month for all Certificates in a Plan. An employer can choose whether Certificates that meet the above conditions in any month will have an Effective Date of the Certificate that is the current month or the following month. For example, hypothetically if the Plan Anniversary Date is July 1, 2020 and all the conditions for a particular Certificate are met on October 15, 2020, the employer may choose as the Effective Date of the Certificate either October 1, 2020 or November 1, 2020, and this date will then be shown on the specifications pages of the Certificates.

Right to Examine Certificate (Free Look Right)

Initial Free Look Period. The free look period begins when you receive your Certificate. The free look period generally ends within 20 days (or such longer period as state law requires) of your receiving the Certificate or, if later, 45 days after you sign the application for coverage. During the free look period, any premiums that we have received will be allocated to the Divisions of the Separate Account and/or the Fixed Account, in accordance with your instructions. You may return the Certificate during this period for a refund. We will refund an amount equal to all premiums paid under the Certificate.

To cancel the Certificate, you should mail or deliver the Certificate directly to us at our Administrative Office. A refund of premiums paid by check may be delayed until the check has cleared the Owner’s bank. (See “General Matters Relating to the Certificate—Postponement of Payments.”)

Free Look For Increase in Face Amount. Similarly, you may cancel an increase in Face Amount within 20 days from the date you received the new Certificate specifications pages for the increase.

If you cancel the Face Amount increase, you may request that we refund the amount of the additional charges deducted in connection with the increase. If no request is made, we will increase the Certificate’s Cash Value by the amount of these additional charges. We will allocate this amount among the Divisions and/or the Fixed Account, in the same manner as it was deducted.

Ownership Rights

The Certificate belongs to the person named in the application, unless later changed. The Owner is usually the same as the Insured unless the application specifies a different person as the Owner or the Owner is changed thereafter. If the Owner is not the Insured and dies before the Insured, the Owner’s interest will go to his or her estate unless otherwise provided. Before the Maturity Date, Owners may exercise their rights and privileges under the Certificates, subject to the right of any assignee of record and any irrevocably designated beneficiary. The principal rights of the Owner include selecting and changing the beneficiary, changing the Owner, and assigning the Certificate. Changing the Owner or assigning the Certificate may have tax consequences. After the Maturity Date, the Owner cannot change the payee or the mode of payment of death benefit proceeds, unless otherwise provided in the Certificate.

We reserve the right to limit or modify the manner in which an Owner may exercise the rights and privileges under the Certificate. For example, we reserve the right to restrict changes in the death benefit option and changes in the Face Amount in the first Certificate Year and thereafter to certain monthly dates determined by the Employer in accordance with the Plan. No change will be permitted that would result in the death benefit under a Certificate being included in gross income for failure to meet the requirements of Section 7702 of the Internal Revenue Code or any applicable successor provision.

We will send all reports and other notices described herein or in the Certificate directly to the Owner.

Modifying the Certificate

Any modification or waiver of our rights or requirements under the Certificate must be in writing and signed by our president or a vice president. No agent may bind us by making any promise not contained in the Certificate.

Upon notice to you, we may modify the Certificate:

•

to conform the Certificate, our operations, or the Separate Account’s operations to the requirements of any law (or regulation issued by a government agency) to which the Certificate, or our Company, or the Separate Account is subject;

•	to assure continued qualification of the Certificate as a life insurance contract under the federal tax laws; or

•	to reflect a change in the Separate Account’s operation.

If we modify the Certificate, we will make appropriate endorsements to the Certificate. If any provision of the Certificate conflicts with the laws of a jurisdiction that governs the Certificate, we reserve the right to amend the provision to conform to these laws.

PREMIUMS

Premium Payments

Where provided by an Employer, the minimum initial premium and the planned premium will be remitted to us by the Employer on your behalf pursuant to a premium payment schedule (the “Payroll Deduction Plan”). You must authorize the amount of the premiums remitted by the Employer. Please note that if the Employer does not remit premiums on a timely basis in accordance with the established premium payment schedule, you may not participate in investment experience under your Certificate until the premium has been received and credited to your Certificate in accordance with our established administrative procedures. If the Employer does not provide a Payroll Deduction Plan, you must pay the minimum premium and the planned premium directly to us. In addition to planned premiums, you may send unscheduled premium payments directly to us at any time and in any amount, subject to the minimum and maximum premium limitations described below. Premium payments made directly to us should be sent to our Administrative Office. The payment of an unscheduled premium payment may have federal income tax consequences.

Minimum Initial Premium

No insurance will take effect until the minimum initial premium set forth in the specifications pages of the Certificate is paid, and the health and other conditions, including eligibility of the insured described in the application for insurance, must not have changed. The planned premium is an amount that you arrange to pay for the Certificate that is based on the requested initial Face Amount, the Issue Age of the Insured and the charges under the Certificate. (See “Premium Flexibility” below.) You are not required to pay premiums equal to the planned premium.

We will apply the minimum initial premium to a Certificate on the Investment Start Date. We will apply subsequent premiums as of the Valuation Date we receive the premiums. (See “Allocation of Net Premiums and Cash Value.”) Premiums will be “received” on a Valuation Date when we receive at our Administrative Office, before the New York Stock Exchange closes for regular trading (usually 4:00 p.m. Eastern time), the premium as well as the supporting documentation necessary for us to determine the amount of premium per Certificate. Notwithstanding the foregoing, premiums that the Employer remits to cover the next monthly charges due are allocated to, and deducted from, a Certificate’s Cash Value on the Monthly Anniversary and therefore do not participate in the investment experience of the Separate Account.

If mandated by applicable law, the Company may be required to reject a premium payment until instructions are received from appropriate regulators. We also may be required to provide additional information about you and your account to government regulators.

Premium Flexibility

After the initial premium, and subject to the limitations described below, premiums may be paid in any amount and at any interval. A planned premium payment schedule provides for premium payments in a level amount at fixed intervals (usually monthly) agreed to by the Employer and us. You may skip planned premium payments. Making planned premium payments does not guarantee that the Certificate will remain in force. The Certificate will not necessarily lapse if you fail to make planned premium payments. (See “Certificate Lapse and Reinstatement.”) Rather, this depends on the Certificate’s cash surrender value. If the cash surrender value on any monthly anniversary is less than the monthly deduction you will need to make a premium payment within the grace period to cover the monthly deduction.

Premium Limitations

Every premium payment (other than a planned premium) paid must be at least $20. We do not accept payment of premiums in cash or by money order. We reserve the right not to accept a premium payment other than a planned premium for up to six months from the date a partial withdrawal is paid to you, unless the premium payment is required to keep the Certificate in force.

We have established procedures to monitor whether aggregate premiums paid under a Certificate exceed the current maximum premium limitations that qualify the Certificate as life insurance according to federal tax laws. We will not accept any premium payment that would cause your total premiums to exceed those limits. If a premium payment would cause your total premiums to exceed the maximum premium limitations, we will accept only that portion of the premium that would make total premiums equal the maximum amount that may be paid under the Certificate. We will return any part of the premium in excess of the maximum premiums directly to you upon discovery of the excess payment, but in no event later than 60 days after the end of the Certificate Year in which payment is received.

Performance Guarantees

Your Employer may have negotiated an agreement under the Group Policy whereby we will refund a portion of the premium paid during a specified policy period if we fail to meet certain agreed-upon standards of service (“Performance Guarantees”). We will credit (or remit payment) of such premium refund within a specified period following the end of the policy period as directed by your Employer. Please contact your Employer for information on whether there is a Performance Guarantee, the terms of any such Performance Guarantee, and how a premium refund applicable to any particular policy period will be communicated to you.

Modified Endowment Contracts

Under federal tax laws, certain life insurance contracts are classified as modified endowment contracts, which receive less favorable tax treatment than other life insurance contracts. If we receive a premium payment that, together with the remaining scheduled premium payments for the Certificate year, would cause a Certificate to become a MEC, we will accept only that portion of the premium below the MEC limits. We will return any excess amounts directly to you. We will apply premium payments over the MEC limits only when you instruct us to do so in a writing that acknowledges that application of such amounts will result in the Certificate becoming a MEC. We will notify you when we believe that a premium payment will cause a Certificate to become a modified endowment contract. You may request that we refund any premium received that would cause the Certificate to become a MEC.

Allocation of Net Premiums and Cash Value

When you apply for a Certificate, you give us instructions to allocate your net premiums to one or more Divisions of the Separate Account and/or the Fixed Account. If you fail to provide allocation instructions, we may allocate your net premiums as described in the application. We will allocate your net premiums according to the following rules:

•	The minimum percentage of any allocation to an investment option is 10 percent of the net premium.

•	Allocation percentages must be in whole numbers and the sum of the percentages must equal 100.

•

The initial net premium will be allocated on the Investment Start Date, which is the later of the Effective Date of the Certificate or the date we receive the initial premium at our Administrative Office.

•

We will allocate net premiums (after the initial net premium) as of the date we receive them at our Administrative Office according to the premium allocations currently in effect for your Certificate, unless otherwise specified.

•

You may change the allocation instructions for additional net premiums without charge at any time by providing us with written notice. Any change in allocation will take effect at the end of the Valuation Period during which we receive the change.

Investment returns from amounts allocated to the Divisions of the Separate Account will vary with the investment performance of the Divisions and will be reduced by Certificate charges. You bear the entire investment risk for amounts you allocate to the Divisions. Investment performance will affect the Certificate’s Cash Value, and may affect the death benefit as well. You should periodically review your allocation of premiums and values in light of market conditions and overall financial planning requirements.

If you send your premium payments or transaction requests to an address other than the one that we have designated for receipt of such premium payments or requests, we may return the premium payment to you, or there may be a delay in applying the premium payment or transaction to your Certificate.

HOW YOUR CERTIFICATE CAN LAPSE

CERTIFICATE LAPSE AND REINSTATEMENT

Lapse

A Certificate may enter a 62-day grace period and possibly lapse (terminate without value or death benefit) if the Cash Surrender Value is not enough to cover the next monthly deduction. If you have taken out a loan, then your Certificate also will enter a grace period and possibly lapse whenever the Indebtedness exceeds the Cash Value on the Monthly Anniversary. Thus, the payment of premiums in any amount does not guarantee that the Certificate will remain in force until the Maturity Date.

We will notify you at the beginning of the grace period by mail. The notice will specify the amount of premium required to keep the Certificate in force, and the date the payment is due. Subject to minimum premium requirements, the amount of the premium required to keep the Certificate in force will be the amount of the current monthly deduction. If we do not receive the specified minimum payment within the grace period, the Certificate will lapse and terminate without Cash Value. Upon lapse, any Indebtedness is extinguished and any collateral in the Loan Account is returned to the Company. If the Insured dies during the grace period, any overdue monthly deductions and Indebtedness will be deducted from the death benefit payable.

Your Certificate can also terminate in some cases if your employer ends its participation in the Group Policy. This is discussed in detail under “Effect of Termination of Employer Participation in the Group Policy,” below. If your Employer replaces your Plan with another plan that offers a life insurance product designed to have cash value, we will transfer your Cash Surrender Value to the other life insurance product. If the other life insurance product is not designed to have cash value, or you are not covered by the new product, or your Employer does not replace your Plan with another plan that offers a life insurance product, we will pay your Cash Surrender Value to you.

Effect of Termination of Employer Participation in the Group Policy

Your Employer can terminate its participation in the Group Policy or change the Plan to end coverage for a class or classes of Employees of which you are a member. In addition, the Group Policy may contain a provision that allows us to terminate your Employer’s participation in the Group Policy if:

•

during any twelve month period, the total Face Amount for all Certificate Owners under the Group Policy or the number of Certificates falls by certain amounts or below the minimum levels we establish (these levels are set forth in the Certificate), or

•	your Employer makes available to its employees another life insurance product.

Your Employer and MetLife must provide ninety days written notice to each other before terminating participation in the Group Policy. We will also notify you if we or your Employer terminate participation in the Group Policy. Termination means that your Employer will no longer send premiums to us through the Payroll Deduction Plan and that no new Certificates will be issued to Employees in your Employer’s group.

If your Employer or MetLife terminates your Employer’s participation in the Group Policy, whether you will remain an Owner of your Certificate depends on your Plan.

Under some Plans, you will remain an Owner of your Certificate even if the Plan terminates, coverage for a class or classes of Employees of which you are a member ends or the Employee’s employment ends. You cannot have elected a paid-up Certificate and, in certain Plans, your Certificate must have been in force for more than two years. If a Certificate was issued to you covering your spouse, you will remain the Owner of that Certificate as well. We will bill you for planned premiums and you will have to pay us directly. A new planned premium schedule will be established with payments no more frequently than quarterly (unless you utilize the authorized electronic funds transfer option). We may allow payment of planned premium through periodic (usually monthly) authorized electronic funds transfer. Of course, unscheduled premium payments can be made at any time. Your payments may change as a result of higher administrative charges and higher current cost of insurance charges but the charges will never be higher than the guaranteed amounts for these charges. Also, we may no longer consider you a member of your Employer’s group for purposes of determining cost of insurance rates and charges.

Under other Plans, if the Plan terminates, coverage for a class or classes of Employees of which you are a member ends or the Employee’s employment ends, we will terminate your Certificate. If your Employer replaces your Plan with another plan that offers a life insurance product designed to have cash value, we will transfer your Cash Surrender Value to the other life insurance product. If the other life insurance product is not designed to have cash value, or you are not covered by the new product, or your Employer does not replace your Plan with another plan that offers a life insurance product, we will pay your Cash Surrender Value to you. We may pay any Cash Value allocated to the Fixed Account over a period of up to five years in equal annual installments. If we pay the Cash Surrender Value to you, the Federal income tax consequences of the distribution to you would be the same as if you surrendered your Certificate.

You also have the option of choosing a paid-up Certificate. In addition, you may convert your Death Benefit into a new individual policy of life insurance from us without evidence of insurability but you must complete an application and the new policy will have new benefits and charges. If you choose the conversion rights, the insurance provided will be substantially less (and in some cases nominal) than the insurance provided under the Certificate.

Reinstatement

Unless you have surrendered the Certificate, you may reinstate a lapsed Certificate by written application at any time while the Insured is alive and within three years after the end of the Grace Period and before the Maturity Date. You may not reinstate a lapsed Certificate if the Plan has been terminated and the Plan would not permit you to retain your Certificate.

Reinstatement is subject to the following conditions:

•	Evidence of the insurability of the Insured satisfactory to us (including evidence of insurability of any person covered by a rider to reinstate the rider).

•

Payment of a premium that, after the deduction of any premium charges (premium expense charge and premium tax charge), is large enough to cover: (a) the monthly deductions due at the time of lapse, and (b) two times the monthly deduction due at the time of reinstatement.

•	Payment or reinstatement of any Indebtedness. Any Indebtedness reinstated will cause a Cash Value of an equal amount also to be reinstated.

If you reinstate a lapsed Certificate and elect to reinstate the Indebtedness existing immediately before the Certificate lapsed, the corresponding collateral for the Indebtedness would also be reinstated as part of the Cash Value of the reinstated Certificate. The amount of Cash Value on the date of reinstatement will be equal to the amount of any Indebtedness reinstated, increased by the net premiums paid at reinstatement and any loans paid at the time of reinstatement.

If a Certificate is reinstated after 90 days of lapse, a new Certificate will be issued to you. The effective date of the new Certificate will be the Monthly Anniversary on or next following the date we approve the application for reinstatement. There will be a full monthly deduction for the Certificate Month that includes that date. If the Group Contract was issued before January 1, 2020, the guaranteed cost of insurance rates for the new Certificate will be based on the 2001 Commissioners Standard Ordinary Mortality Table C. If the Group Contract was issued on or after January 1, 2020, the guaranteed cost of insurance rates will be based on the 2017 Commissioners Standard Ordinary Male Mortality Table.

MAKING WITHDRAWALS: ACCESSING MONEY IN YOUR CERTIFICATE

Surrender and Partial Withdrawals

During the lifetime of the Insured and while a Certificate is in force, you may surrender the Certificate, or make a partial withdrawal of the Cash Value. We generally will forward amounts payable upon surrender or a partial withdrawal within seven days of receipt of your request. We may postpone payment of surrenders and partial withdrawals under certain conditions Surrenders and partial withdrawals may have federal income tax consequences.

Surrender. You may surrender the Certificate by sending a written request, on a form provided by us, by mail or facsimile to our Administrative Office. We determine the Cash Surrender Value as of the end of the Valuation Period during which we receive the surrender request. To effect a surrender, we may require that you return the Certificate to our Administrative Office along with the request to surrender the Certificate. Alternatively, we may require that the request be accompanied by a completed affidavit of lost Certificate. We can provide a lost Certificate upon request.

Upon surrender, we will pay to you the Cash Surrender Value equal to the Cash Value on the date of surrender, less any Indebtedness. If we receive the request to surrender the Certificate on a Monthly Anniversary, the monthly deduction otherwise deductible will be included in the amount paid. Coverage and other benefits under a Certificate will terminate as of the date of surrender and cannot be reinstated.

Partial Withdrawals. You may make up to one partial withdrawal each Certificate Month. You may request a partial withdrawal in writing (by mail or facsimile) to our Administrative Office or via the Internet. We will process each partial withdrawal using the Cash Value determined at the end of the Valuation Period during which we receive your request.

The minimum amount of a partial withdrawal, net of any transaction charges, is currently $200. We reserve the right to increase this minimum amount up to $500. The maximum amount that can be withdrawn, including the partial withdrawal transaction charge, is the Cash Surrender Value less twice the amount of the Monthly Deduction just prior to the partial withdrawal. While we are currently allowing partial withdrawals in an amount, including the partial withdrawal transaction charge, equal to the Cash Surrender Value, we reserve the right to reduce the maximum withdrawal amount by twice the amount of the Monthly Deduction. The partial withdrawal transaction charge equals the lesser of $25 or 2% of the amount withdrawn. In addition, the maximum amount that can be withdrawn in any Certificate Year, from the Fixed Account is 25% of the largest amount in the Fixed Account over the last four Certificate Years (or less if the Certificate has been in force for less than four Certificate Years). We are not currently enforcing this restriction on partial withdrawals from the Fixed Account but reserve our right to do so in the future. Subject to the above conditions, you may allocate the amount withdrawn among the Divisions and/or the Fixed Account. If no allocation is specified, we will deduct the amount of the partial withdrawal (including any partial withdrawal transaction charge) from the Fixed Account and the Divisions on a pro-rata basis (that is, based on the proportion that the Certificate’s Cash Value in the Fixed Account and in each Division bears to the unloaned Cash Value of the Certificate). If restrictions on amounts that may be withdrawn from the Fixed Account will not allow this proportionate allocation, we will request that you specify an acceptable allocation. If, following a partial withdrawal, insufficient funds remain in a Division and/or the Fixed Account to pay the partial withdrawal transaction charge as allocated, the unpaid charges will be allocated equally among the remaining Divisions and/or the Fixed Account. You may request that the partial withdrawal transaction charge be paid from your Cash Value in a particular Division and/or in the Fixed Account. You may not make a partial withdrawal if, or to the extent that, the partial withdrawal would reduce the Face Amount below $10,000.

A partial withdrawal can affect the Face Amount, the death benefit and the net amount at risk (which is used to calculate the cost of insurance charge). If death benefit Option A is in effect and the death benefit equals the Face Amount, we will reduce the Face Amount, and thus the death benefit, by the amount of the partial withdrawal (plus the partial withdrawal transaction charge). If Option B is in effect and the death benefit equals the Face Amount plus the Cash Value, we will not reduce the Face Amount, but will reduce the Cash Value and, thus, the death benefit by the amount of the partial withdrawal (plus the partial withdrawal transaction charge). If however, the death benefit is in a “tax corridor” under either Option A or Option B that is, if the death benefit equals the Cash Value multiplied by a percentage based on federal tax law requirements described in Section 7702(d) of the Internal Revenue Code, then we will reduce the Face Amount to the extent that the amount of the partial withdrawal (plus the partial withdrawal transaction charge) exceeds the amount equal to the difference between the death benefit and the Face Amount. We will reduce the death benefit correspondingly. (See “Certificate Benefits—Death Benefit Options.”) Face Amount decreases resulting from partial withdrawals will first reduce the most recent Face Amount increase, then the most recent increases in succession, and lastly the initial Face Amount.

ADDITIONAL INFORMATION ABOUT FEES

FEE TABLES

The following tables describe the fees and expenses that you will pay when buying, owning, and making partial withdrawals from the Certificate. We may charge fees and use rates that are lower than the maximum guaranteed charges reflected in the tables. The Employer chooses which charges, Group A, Group B or Group C, will apply to the Certificates issued to the Employees of the Employer. (See “Issuing the Certificate—Selection of Charge Structure (Group A, Group B and Group C)”).

Base Contract Transaction Charges

The table below describes the fees and expenses that you will pay at the time that you buy the Certificate, make partial withdrawals from the Certificate, or transfer Cash Value among the Separate Account Divisions and the Fixed Account.

Maximum Guaranteed Charge Deducted
Charge	When Charge is Deducted	Group A	Group B
Premium Expense Charges(1)

Maximum Premium Expense Charge	Upon receipt of each premium payment	7.75% of each premium payment	7.75% of each premium payment

Premium Tax Charge	Upon receipt of each premium payment	2.25% of each premium payment	2.25% of each premium payment

Partial Withdrawal Charge	Upon each partial withdrawal from the Certificate	The lesser of $25 or 2% of the amount withdrawn

Transfer Charge	Upon transfer in excess of 12 in a Certificate Year	$25 per transfer(3)

Accelerated Benefits Rider Administrative Charge	At the time an accelerated death benefit is paid	$150(3)

(1)	On the specifications page of your Certificate the premium expense charge and the premium tax charge are combined into one amount that is referred to as the premium expense charge.
(2)

For Certificates issued under a Group C charge structure, the premium expense charge and the premium tax charge are not assessed as explicit charges; instead, they are included in the insurance rates resulting in a higher cost of insurance charge for these Certificates. (See “Selection of Charge Structure (Group A, Group B and Group C)”.

(3)	We do not currently impose this charge.

Periodic Charges Other Than Annual Portfolio Expenses

The following table describes the periodic fees and expenses, other than annual portfolio expenses, which you will pay during the time that you own the Certificate. The table also includes rider charges that will apply if you purchase any rider(s).

Base Contract Periodic Charges Applicable to All Certificates

Charge	When Charge Is Deducted	Amount Deducted

Cost Of Insurance Charge(1), (2)	On the Investment Start Date and each succeeding Monthly Anniversary	.

Minimum Charge		$0.0205 per $1,000 net amount at risk

Maximum Charge		$112.627 per $1,000 net amount at risk

Charge for a Representative Insured (3)		$0.094 per $1,000 net amount at risk

Charge	When Charge Is Deducted	Maximum Guaranteed Charge Deducted
		Group A	Group B	Group C

Administrative charge(4)	On the Investment Start Date and on each succeeding Monthly Anniversary	$6.50 per Certificate per month	No explicit charge(5)	No explicit charge (5)

Mortality and Expense Risk Charge(6)	Daily	0.90% (annually) of the net assets of each Division of the Separate Account

Loan Interest Spread(7)	On each Certificate Anniversary	2.0%

Periodic Charges Applicable to Any Optional Riders That May be Added to Your Certificate

Charge(8)	When Charge is Deducted	Amount Deducted
Waiver of Monthly Deductions During Total Disability Rider(9,10)	On rider start date and on each Monthly Anniversary
Minimum Charge		$0.002 per $1,000 of net amount at risk
Maximum Charge(11)		$112.627 per $1,000 of net amount at risk
Charge for a Representative Insured(12)		$0.001 per $1,000 of net amount at risk
Dependent’s Life Benefits Rider—	On rider start date and on each Monthly Anniversary
Child
• Minimum Charge • Maximum Charge • Charge for Representative Insured(14)		$0.0205 per $1,000 of coverage $112.627 per $1,000 of coverage $0.120 per $1,000 of coverage
Spouse(10,13)
• Minimum Charge • Maximum Charge • Charge for Representative Insured(14)		$0.050 per $1,000 of coverage $112.627 per $1,000 of coverage $0.100 per $1,000 of coverage

Charge(8)	When Charge is Deducted	Amount Deducted
Accelerated Benefits Rider	On rider start date and on each Monthly Anniversary
Minimum Charge		$0.00 per $1,000 of net amount at risk
Maximum Charge(11)		$112.67 per $1,000 net amount at risk
Charge for a Representative Insured (12)		$0.00 per $1,000 of net amount at risk
Accidental Death and Dismemberment Insurance Rider	On the rider start date and on each Monthly Anniversary
Minimum Charge		$.014 per $1,000 of net amount at risk
Maximum Charge(11)		$112.627 per $1,000 net amount at risk
Charge for a Representative Insured(12)		$0.016 per $1,000 of net amount at risk

(1)

Cost of insurance rates vary based on the Insured’s Attained Age and rate class. The cost of insurance charge will also vary depending on which charge structure the Employer has chosen for the Certificates. The cost of insurance charge is greater for participants in a Plan that uses a Group B or Group C charge structure than those in a Plan that uses a Group A charge structure. (See “Issuing the Certificate—Selection of Charge Structure, Group A, Group B and Group C.”) The cost of insurance charges shown in the table may not be typical of the charges you will pay. More detailed information concerning your cost of insurance charges is available on request from our Administrative Office. The guaranteed cost of insurance rates will not exceed 400% of rates that could be charged based on the 2001 Commissioners Standard Ordinary Male Mortality Table (“2001 CSO Table”) for group contracts issued prior to January 1, 2020 and based on 2017 CSO table for group contracts issued on and after January 1, 2020.

(2)

Premium payments are flexible, charges are deducted from the cash value in the separate account and fixed account investment options. Charges vary based upon individual characteristics of each insured such as sex, age, smoker or nonsmoker class.

(3)	A representative Insured is a person with an, attained age of 43, actively at work
(4)

The maximum administrative charge we can apply to any Certificate can vary but will not exceed the amounts in the table. Please refer to the specifications pages of your Certificate for the administrative charge that applies to your Certificate.

(5)

For Certificates issued under a Group B or Group C charge structure, the administrative charge is not assessed as an explicit charge; instead, it is included in the insurance rates resulting in a higher cost of insurance charge for these Certificates. (See “Selection of Charge Structure (Group A, Group B and Group C).

(6)	The Mortality and Expense Risk Charge is currently 0.75% (annually) of the net assets of each Division of the Separate Account.
(7)

Loan Interest Spread is the difference between the amount of interest we charge you for a loan and the amount of interest we credit to the amount in your Loan Account. While the amount we charge you is guaranteed not to exceed 8% annually and the amount we credit is guaranteed not to be lower than the guaranteed minimum annual rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%, we also guarantee that the Loan Interest Spread will not be greater than 2%. While a Certificate Loan is outstanding, loan interest is due and payable in arrears on each Certificate Anniversary or for the duration of the Certificate Loan, if shorter.

(8)

Optional rider charges (except for the Accelerated Death Benefit Settlement Option Rider) are added to the monthly deduction. The optional rider charges shown in the table may not be typical of the charges you will pay. Your Policy will indicate the rider charges applicable to your Policy, and more detailed information concerning these rider charges is available on request from our Administrative Office.

(9)

The charge is calculated by increasing the cost of insurance rates (based on 2001 CSO Table for group contracts issued prior to January 1, 2020 and based on 2017 CSO table for group contracts issued on and after January 1, 2020) by a percentage, typically 12%, that takes into consideration specific requirements of the rider, such as, the length of time you must be disabled before the benefits under the rider will begin and the maximum amount of time for which we will waive the Monthly Deductions. These requirements may vary depending on the rider available under your Plan. Charges for this rider vary based on the Insured’s individual characteristics.

(10)

Premium payments are flexible, charges are deducted from the cash value in the separate account and fixed account investment options. Charges vary based upon individual characteristics of each insured such as age, smoker or nonsmoker class.

(11)	The maximum charge for these riders does not increase the maximum charge outlined under the maximum charge of the Cost of Insurance Charge.
(12)	A representative Insured is a person with an, attained age of 43, actively at work
(13)	Charges for this rider vary based on the age of the Spouse.
(14)

For Dependent’s Life’s Benefits Rider—Child, The Charge for a Representative Insured is the current charge that a Certificate Owner pays for all the Certificate Owner’s children covered under the rider. For Dependent’s Life’s Benefits Rider—Spouse, a representative Insured is an employee’s spouse that has an attained age of 43.

Annual Portfolio Operating Expenses

Each Portfolio pays an investment management fee to its investment manager. Each Portfolio also incurs other direct expenses (see the applicable Fund Prospectus and the Statement of Additional Information referred to therein for each Fund). You bear indirectly your proportionate share of the fees and expenses of the Portfolios of each Fund that correspond to the Divisions you are using. The Funds offer various classes of shares, each of which has a different level of expenses.

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Policy. A complete list of the Funds available under the Certificate, including their annual expenses, may be found in Appendix A.

Minimum and Maximum Annual Portfolio Expenses

	Minimum		Maximum
Annual Portfolio Expenses (as a percentage of average net assets)
(expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.	[*]%	0.	[*]%

GLOSSARY

Administrative Office—The service office of the Company. The mailing address is: MetLife GVUL; Suite 101; 11330 Olive Boulevard; St Louis, MO 63141. Unless another location is specified, all applications, notices and requests should be directed to the Administrative Office at the address above or, if permitted, to our facsimile number (866-347-4483). You may also contact us for information at 1-800-756-0124.

Attained Age—The Issue Age of the Insured plus the number of completed Certificate Years.

Associated Companies—The companies listed in a Group Policy’s specifications pages that are under common control through stock ownership, contract or otherwise, with the Employer.

Beneficiary—The person(s) named in a Certificate or by later designation to receive Certificate proceeds in the event of the Insured’s death. A Beneficiary may be changed as set forth in the Certificate and this Prospectus.

Cash Value—The total amount that a Certificate provides for investment at any time. It is equal to the total of the amounts credited to the Owner in the Separate Account, the Fixed Account, and in the Loan Account.

Cash Surrender Value—The Cash Value of a Certificate on the date of surrender, less any Indebtedness.

Certificate—A document issued to Owners of Certificates issued under Group Policies, setting forth or summarizing the Owner’s rights and benefits.

Certificate Anniversary—The same date each year as the Plan Anniversary Date.

Certificate Month—A month beginning on the Monthly Anniversary.

Certificate Year—A period beginning on a Certificate Anniversary and ending on the day immediately preceding the next Certificate Anniversary.

Division—A subaccount of the Separate Account. Each Division invests exclusively in an available underlying Fund.

Effective Date of the Certificate—The date on which insurance coverage shall take effect for an Insured.

Employee—A person who is employed and paid for services by an Employer on a regular basis and who is an eligible employee under the Employer’s Plan. To qualify as an employee, a person ordinarily must work for an Employer at least 30 hours per week. MetLife may waive or modify this requirement at its discretion. An employee may include a partner in a partnership if the Employer is a partnership. An employee may also refer to members of sponsoring organizations.

Employer—The Employer, association, or sponsoring organization that is issued a Group Policy or participates in the Group Policy issued to the trust.

Face Amount—The minimum death benefit under the Certificate so long as the Certificate remains in force.

Fixed Account—The Policy option where your money earns annual interest at a rate that will not be lower than the guaranteed minimum rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%. We may credit higher rates of interest, but are not obligated to do so. This may not be available on all Certificates as an option. The Fixed Account is part of the Company’s general account.

Group Policy—A group variable universal life insurance policy issued by the Company to the Employer or to the MetLife Group Insurance Trust or similar trust.

Indebtedness—The sum of all unpaid Certificate Loans and accrued interest charged on loans.

Insurance—Insurance provided under a Group Policy on an Employee or an Employee’s spouse.

Insured—The person whose life is insured under a Certificate.

Investment Start Date—The date the initial premium is applied to the Fixed Account and to the Divisions of the Separate Account. This date is the later of the Effective Date of the Certificate or the date the initial premium is received at our Company’s Administrative Office.

Issue Age—The Insured’s Age as of the date the Certificate is issued.

Loan Account—The account of the Company to which amounts securing Certificate Loans are allocated. It is a part of the Company’s general account assets.

Loan Value—The maximum amount that may be borrowed under a Certificate after the first Certificate Anniversary.

Maturity Date—The Certificate Anniversary on which the Insured reaches a certain Attained Age, generally 95. In some Plans, the Attained Age may be later than 95. Please refer to the specifications page of your Certificate for the Attained Age that applies to your Certificate. (Also the final date of the Certificate.)

Monthly Anniversary—The same date in each succeeding month as the Effective Date of the Certificate except that whenever the Monthly Anniversary falls on a date other than a Valuation Date, the Monthly Anniversary will be deemed the next Valuation Date. If any Monthly Anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the Monthly Anniversary will be the last day of that month.

Net Premium—The premium less any premium charges.

Owner (or you)—The Owner of a Certificate, as designated in the application or as subsequently changed.

Plan—The Group Variable Universal Life Insurance Plan for Employees of the Employer provided under a Group Policy issued directly to the Employer or through participation of the Employer in the Group Policy issued to the MetLife Group Insurance Trust or similar trust.

Plan Anniversary Date—The effective date of the Plan set forth on the specifications page of your Certificate.

SEC (or the Commission)—The Securities and Exchange Commission.

Separate Account—Paragon Separate Account B, a separate investment account established by the Company to receive and invest the net premiums paid under the Certificate.

Spouse—An employee’s legal spouse.

Valuation Date—Each day that the New York Stock Exchange is open for regular trading.

Valuation Period—The period between two successive Valuation Dates, commencing at the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) on a Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

APPENDIX A: FUNDS AVAILABLE UNDER THE CERTIFICATE

The following is a list of the Funds currently available under the Certificate. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at https://mybenefits.metlife.com. You can also request this information at no cost by calling (800) 756-0124 or by sending an email request to GVUL-eservice@metlifecommercial.com.

The current expenses performance information below reflects fees and expenses of the Funds, but does not reflect the other fees and expenses that the Certificate may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

TYPE/ INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 Year	5 Year	10 Year
American Funds Insurance Series® — Class 1

Seeks long-term capital appreciation.	American Funds New World Fund® Adviser: Capital Research and Management CompanySM

Seeks a high level of current income consistent with preservation of capital.	American Funds U.S. Government/ AAA-Rated Securities Fund Adviser: Capital Research and Management CompanySM

Brighthouse Funds Trust I — Class A

Seeks long-term capital appreciation.	Brighthouse/Wellington Large Cap Research Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP

Seeks capital appreciation.	Invesco Global Equity Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.

Seeks long-term growth of capital.	Loomis Sayles Growth Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.

TYPE/ INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 Year	5 Year	10 Year
Brighthouse Funds Trust II — Class A

Seeks long-term growth of capital	BlackRock Capital Appreciation Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC

Seeks a high level of current income consistent with preservation of capital.	BlackRock Ultra-Short Term Bond Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC

Seeks to track the performance of the Bloomberg Barclays U.S. Aggregate Bond Index.	MetLife Aggregate Bond Index Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC

Seeks to track the performance of the Standard & Poor’s MidCap 400® Composite Stock Price Index	MetLife Mid Cap Stock Index Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC

Seeks to track the performance of the MSCI EAFE® Index.	MetLife MSCI EAFE® Index Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC

Seeks to track the performance of the Russell 2000® Index.	MetLife Russell 2000® Index Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC

Seeks to track the performance of the Standard & Poor’s 500® Composite Stock Price Index.	MetLife Stock Index Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC

TYPE/ INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 Year	5 Year	10 Year
Seeks a favorable total return through investment in a diversified portfolio.	MFS® Total Return Portfolio Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company

Seeks capital appreciation.	MFS® Value Portfolio Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company

Seeks to maximize total return consistent with preservation of capital.	Western Asset Management Strategic Bond Opportunities Portfolio Adviser: Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company

Fidelity® Variable Insurance Products — Initial Class

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Freedom 2020 Portfolio Adviser: Fidelity Management & Research Company LLC

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Freedom 2030 Portfolio Adviser: Fidelity Management & Research Company LLC

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Freedom 2040 Portfolio Adviser: Fidelity Management & Research Company LLC

TYPE/ INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS
(as of 12/31/2020
			1 Year	5 Year	10 Year
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Freedom 2050 Portfolio Adviser: Fidelity Management & Research Company LLC

T. Rowe Price Fixed Income Series, Inc.

Seeks a high level of income consistent with moderate fluctuations in principal value	Limited-Term Bond Portfolio Adviser T. Rowe Price Associates, Inc.

* Annual expenses of this Portfolio reflect temporary fee reductions.

The fee and expense information regarding the Portfolios was provided by those Portfolios.

TRANSFERS

The following Funds are “Monitored Portfolios” as defined in the “Certificate Benefits- Transfers” section of the prospectus:

American Funds New World

Fund® Invesco Global Equity

Portfolio MetLife MSCI EAFE®

Index Portfolio MetLife Russell

2000® Index Portfolio

Western Asset Management Strategic Bond Opportunities Portfolio

In addition to the Funds identified above, we treat all American Funds Insurance Series(R) portfolios (“American Funds portfolios”) as Monitored Funds. As a condition to making their portfolios available in our products, American Funds requires us to treat all American Funds portfolios as Monitored Funds under our current frequent transfer policies and procedures. Further, American Funds requires us to impose additional specified monitoring criteria for all American Funds portfolios available under the Policy, regardless of the potential for arbitrage trading. We are required to monitor transfer activity in American Funds portfolios to determine if there were two or more transfers in followed by transfers out, in each case of a certain dollar amount or greater, in any 30-day period. A first violation of the American Funds monitoring policy will result in a written notice of violation; each additional violation will result in the imposition of a six-month restriction, during which period we will require all transfer requests to or from an American Funds portfolio to be submitted with an original signature. Further, as Monitored Funds, all American Funds portfolios also will be subject to our current frequent transfer policies, procedures and restrictions (described in the “Certificate Benefits- Transfers” section of the prospectus”), and transfer restrictions may be imposed upon a violation of either monitoring policy.

To learn more about the Certificate, you should read the Prospectus and SAI dated the same date as this prospectus which are incorporated herein by reference and are legally a part of this Summary Prospectus. It includes additional information about the Certificates and the Separate Account. For a free copy of the Prospectus and SAI, to receive free personalized illustrations of death benefits and Cash Values, and to request other information about the Certificate, please call 1-800-756-0124 or write to us at our Administrative Office.

Reports and other information about the Registrant are available on the Commission’s website at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR ID:     C000034609